Exhibit 10.18

Pegasus Solutions, Inc.
Executive Perquisite Plan
Plan Document
As Amended and Restated
February 28, 2005

Article 1.       Introduction: Plan Summary and Plan Objectives

1.1	Plan Summary: The Company’s Executive Perquisite Plan (the “Plan”) establishes an Annual Benefit Amount to by paid to Participants, on a taxable basis, for Eligible Benefits under the Plan. Participation in the Plan will be determined annually.

1.2	Plan Objectives: The objectives of the Plan are:

(a)	To attract and retain the high-quality key employees required to successfully manage the Company’s business and

(b)	To remain competitive within the employment market place.

Article 2.       Plan Definitions

2.1	“Administrative Committee” means the Compensation and Benefits Administrative Committee of the Company; provided, however, that during any period the Compensation and Benefits Administrative Committee is not constituted, the term shall mean the Compensation Committee of the Board of Directors of the Company.

2.2	“Company” or “Corporate” means Pegasus Solutions, Inc.

2.3	“Participant” means an employee with the title of Chief Executive Officer, President, Executive Vice President, Chief Information Officer, Senior Vice President of Service Delivery and Operations, or Senior Vice President.

2.4	“Plan Year” means January 1 through December 31 of each year.

Article 3.       Plan Administration

3.1	Responsibility of Administration: Overall Plan administration will be the responsibility of the Administrative Committee, who may delegate specific authority to various employees of the Company or any affiliate thereof.

3.2	Eligible Benefits: Eligible Benefits under the Plan (“Eligible Benefits”) are limited to expenses that are solely related to the benefit of Participant. For example, a family membership to a country club is not considered an Eligible Benefit. However, a membership for the Participant only, or the portion of the family membership related to the Participant, would be considered an Eligible Benefit.

(a)	Automobile:

(i)	Lease or purchase payments (including principal and interest);
(ii)	Insurance payments;
(iii)	Payments for repairs, maintenance, fuel;
(iv)	Inspection and registration payments; and
(v)	Other payments specifically related to the operation of an automobile.

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(b)	Investment, Financial. Estate, and Tax Planning:

(i)	Payments for the provision of investment, financial, estate, and tax planning services;
(ii)	Payments for the preparation of tax filings and returns; and
(iii)	Other payments specifically related to the provision of investment, financial, estate, and tax planning.

(c)	Club Dues and Fees:

(i)	Country club membership dues and service and entertainment fees;
(ii)	Athletic club membership dues and service and entertainment fees;
(iii)	Non-membership service or access fees; and
(iv)	Other payments specifically related to club dues and service fees.

3.3	Annual Benefit Amount: The Annual Benefit Amount available each Plan Year to each Participant under the Plan is based on job title as follows:

(a	)	President and Chief Executive Officer	$45,000
(b	)	Executive Vice President	$35,000
(c	)	Chief Information Officer	$25,000
(d	)	Senior Vice President of Service Delivery and Operations	$25,000
(e	)	Senior Vice President	$15,000

3.4	Payment of Eligible Benefits

(a)	No Substantiation Required. Benefit Payment Automatic: No substantiation of expenditures for Eligible Benefits is required. Eligible Benefits will be automatically paid equally per pay period during the Plan Year.

(b)	Funding of the Plan: Each Participant’s Annual Benefit Amount for the Plan Year are included in that participant’s annual budget.

(c)	Timing of Payments: Payment of Eligible Benefits will be included in the Participant’s paycheck during the Plan Year.

(d)	Form of Payment: All payments will be paid as a monetary award, less applicable withholding requirements for taxes or other benefits.

(e)	Changes in Eligibility: In the event that a Participant’s change of assignment or transfer within the Company results in a change in eligibility as a Participant under the Plan, any benefits available under the Plan will be prorated for the Plan Year based on that change in eligibility.

3.5	No Carry Over of Annual Benefit Amount: The Annual Benefit Amount each year pertains to the current Plan Year only.

3.6	Participant Leases. Notes Payable, and Other Agreements: Any lease, note payable, or other agreement entered into by the Participant is the sole responsibility and liability of the Participant.

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3.7	Taxation of Benefits and Other Withholding: Annual Benefit Amounts paid will be treated as ordinary income and will be taxed and withhold from as such.

3.8	General Provisions

(a)	The Board of Directors of the Company may, subject to any right of approval contained in any Participant’s employment agreement with the Company, alter, amend, or terminate the Plan at any time or from time to time provided, however, in the event of termination of the Plan, there will be a pro-rata payout of any Eligible Benefits as of the date of termination.

(b)	Neither the Board nor the Company, nor the Administrative Committee, nor any officers, directors, or employees shall have any liability to any Participant (or his/her estate) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of such entities notwithstanding the fact that any such action or inaction in any way whatsoever may adversely affect the value of any awards, rights, or benefits of a Participant (or his/her estate) under the Plan.

(c)	The Plan and all actions taken pursuant to the Plan shall be governed by, and construed in accordance with the laws of the State of Texas.

(d)	The invalidity or unenforceability of any one of more provisions of the Plan shall not affect the validity or enforceability of any other provisions of the Plan, which shall remain in full force and effect.

(e)	The rights of Participants to participate in the Plan and to receive benefits under the Plan is governed by this Plan Document rather than in any summary or other communication. In the event of any conflict between any summary or other communication and the Plan, the Plan controls.

(f)	Any Participant shall be entitled to a copy of the Plan upon request.

(g)	Correspondence regarding the Plan should be sent to the Corporate Compensation and Benefits Department, Human Resources, Dallas, Texas, U.S.A.

IN TESTIMONY WHEREOF, PEGASUS SOLUTIONS, INC. has caused this instrument to be executed in its name and on its behalf, by the officer thereunto duly authorized, this 28th day of February 2005 effective as of February 28, 2005.

PEGASUS SOLUTIONS, INC.

By:.

Name:

Title: